Exhibit 107

Calculation of Filing Fees Tables

Form S-1

(Form Type)

CorpHousing Group Inc.

(Exact Name of Registration as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid
Fees Previously Paid	Equity	Common Stock(2)(3)	457(o)	$25,875,000	(1)	--	$25,875,000	0.0000927	$2,398.61
Fees Previously Paid	Other	Underwriter’s Warrants(4)	457(g)	--		--	--	--	--
Fees Previously Paid	Equity	Common Stock issuable upon exercise of the Underwriter’s Warrants(5)	457(o)	$1,138,500		--	$1,138,500	0.0000927	$105.54
		Total Offering Amount					$18,009,000		$2,504.15
		Total Fee Offsets							$0
		Total Fees Previously Paid							$4,509
		Net Fee Due							$0.00

(1)  Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act. Includes the offering price of additional shares that the underwriters have the option to purchase to cover over-allotments, if any.

(2)  Pursuant to Rule 416 under the Securities Act, the shares registered hereby also include an indeterminate number of additional shares as may from time to time become issuable by reason of stock splits, distributions, recapitalizations, or other similar transactions.

(3)  No separate fee is required pursuant to Rule 457(i) under the Securities Act.

(4)  In accordance with Rule 457(g) under the Securities Act, because the shares of the registrant’s Common Stock underlying the Underwriter’s warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.

(5)  The fee is based on the estimated exercise price of the Underwriter’s warrants, which are exercisable at a per share exercise price equal to 110% of the price per Share sold in this Offering.